Exhibit 10.14

TRANSPORTATION MANAGEMENT AGREEMENT

This is a Transportation Management Agreement (“Agreement”), effective January 20, 2006, between Cenveo Corporation, (“Client”), a Delaware corporation located at 201 Broad Street, Stamford, Connecticut 06901, and Echo Global Logistics LLC (“Echo”), a Delaware corporation located at 600 West Chicago Avenue, Suite 830, Chicago, Illinois 60610. Echo and Client are referred to in this Agreement as the “Parties.”

WHEREAS, Echo desires to furnish services of providing truckload and related transportation, including the procurement, management and administration of such procurement, and related transportation management services (collectively, “Transportation Services”) to Client in connection with the transportation of products used in the manufacture, distribution and sale of Client’s products (such products collectively, “Products”), and Client desires to avail itself of such Transportation Services;

WHEREAS, Echo has expertise, relationships, technology, and infrastructure related to selling, procuring, and managing the procurement of truckload and related transportation, and providing related transportation management services, and Client desires to utilize these services and for Echo to provide the Transportation Services on act exclusive basis for Client;

WHEREAS, Echo and Client are mutually willing to contract for the provision and delivery of Transportation Services in accordance with the terms and conditions set forth below and in any Appendices hereto;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.       Transportation Services. Echo shall provide Client Transportation Services as follows:

a.      Subject to the provisions of this Agreement, Client agrees to tender to Echo its freight, and Echo agrees to provide Transportation Services with respect to Client’s Products, upon the terms and conditions described herein.

i.

Selection of all truckload carriers (“Carrier” or “Carriers”) and making all arrangements therewith necessary or appropriate for the transportation of Products, including without limitation scheduling and routing, utilizing Echo’s network of qualified, authorized, and licensed motor carriers; provided, however, that Echo shall not be liable for any loss of or damage to Client’s Products while in the care, custody, control or possession of each such Carrier unless such loss or damage is attributable solely to the negligence or willful misconduct of Echo in connection therewith; and provided further that Echo shall not be required to arrange for the transportation of any Products deemed to be Hazardous Materials which arc held in open or damaged containers;

ii.

Accepting and administering calls to a centralized service center maintained by Echo for Client, to which Client shall tender all truckload freight (defined as all freight, other than less-than-truckload and small parcel freight, traveling over the road via truck, collectively ‘Truckload Freight”), and from which Echo shall dispatch and administer all Truckload Freight as part of the Transportation Services. Echo shall provide a dedicated “Client Transportation Desk” (the “Client Desk”), which shall be based at Echo’s Chicago. Illinois office, which shall consist of no less than five full-time transportation professionals who shall be available on a 24/7 basis to execute and support all Transportation Services as provided by Echo to Client under this Agreement. The Client Desk will include a dedicated toll-free number for the use of all Client employees to reach the Client Desk.

iii.	Auditing and payment of all freight bills received from Carriers;

iv.

Performance of information system reporting, as reasonably specified by Client, which shall include the provision of all statements, invoices, and related shipment-specific information in electronic format as reasonably specified by Client. Tools which will be used to support Client include imaging and shipment- based archival of all relevant transportation documentation, load tendering technology, and the Echo Customer Portal;

v.	Invoicing Client for all Transportation Services pursuant to this Agreement, as per the Pricing section herein;

vi.	Providing operating and administrative support as necessary to manage Transportation Services; and

vii.	Such other related services as may be mutually agreed upon in writing for which Client agrees to pay any and all appropriate charges therefore.

b.      Client agrees to use its immediate best efforts to make Echo its exclusive provider of Transportation Services for Truckload Freight in all situations in which Client is the party responsible for the procurement of Truckload Freight or the selection of a carrier related to Truckload Freight. Accordingly, Client agrees to use its immediate best efforts to assist Echo in educating, training, and providing general administrative support to Client’s personnel involved in tendering Truckload Freight so that such personnel can efficiently utilize Echo’s services. Client commits to use its best efforts to maintain 98% compliance with this exclusivity provision, and agrees to allow Echo reasonable access to its freight payment records from its outsourced freight payment provider (who controls the only means by which Client pays its freight invoices) in order to confirm this compliance;

c.     Echo anticipates the actual date at which Echo provides all transportation management services to Client to be four to six weeks following the date of this Agreement, which shall be referred to as the “Live Date” and which such date shall be confirmed in writing by Echo. Specifically, the services provided by Echo to Client are as follows;

d.     Echo shall act as an advocate to Client for all claims and recoveries arising from any exceptions and events from all shipments provided by the transportation providers contemplated herein, and shall file all such claims, expedite all such claims, and maintain a status of open adjustments due from all such claims.

e.     Echo will be liable for any monetary penalty incurred by Client for late delivery or missed appointment time so long as the appointment time was properly communicated to Echo and the freight was tendered with enough lead-time to accommodate the committed delivery appointment.

f.      Following reasonable lead time, Echo will replace the load optimization process currently being performed by Client’s QP Atlanta facility.

2.       Pricing and Fees

a.     In full consideration of the above Services to be provided by Echo for the benefit of Client, Client agrees to pay Echo the rates set forth herein, as may be amended by the mutual written consent of the parties

i.     The definitions used in the below calculations are as follows:

1.   Echo Cost: Echo’s actual cost of freight, including all fuel surcharges, accessorial surcharges, and other charges which combined equal the total cost paid to the carrier(s) for a shipment

2.   Echo Mark-up: A percentage of gross profit realized by Echo on the sale of a shipment to Client.

3.   Echo Bonus: A percentage of gross profit realized by Echo on the sale of a shipment to Client.

4.   Client Rebate: The difference between the Client Retail Cost on one hand, less the sum of the Echo Cost, the Echo Mark-up, and the Echo Bonus on the other hand.

5.   Client Retail Cost: The amount of money which Echo charges to Client’s business units, based on amounts determined either as an average of the cost of the given lane paid by Client during the last twelve months, or by an average of an equivalent lane, or else set by Client.

ii.    For each shipment, Echo shall invoice Client based on the Client Retail Cost as determined by Client from time to time, in the sole discretion of Client, so long as the Client Retail Cost is greater than the Echo Payment as referenced below.

iii.   For each shipment, Client shall pay Echo (the “Echo Payment”) the Client Retail Cost, of which Echo shall retain an amount equal to the total of the Echo Cost (and remit the appropriate amounts to the Carriers), the Echo Mark-up, which shall be 12.5%, plus the Echo Bonus, which shall be 2% (collectively, the “Echo Retention’).

iv.  Echo shall pay to Client the difference between the Client Retail Cost and the Echo Retention, which shall equal the Client Rebate. The Client Rebate will be paid on a monthly basis on the l5th of every month, based on actual amounts received pursuant to the Echo Payment by the last day of the previous month.

v.   On a monthly basis, if Echo does not meet the Service Levels as specified in Section 3 herein, Echo shall pay, within ten (10) days a penalty to Client equal to the Echo Bonus.

b.     Echo shall provide to Client an invoice for each shipment, and Client shall pay each such invoice Net 30 based on the invoice date.

c.     Upon request, Echo shall provide information to verify the amount billed, the proof of delivery, and any other related details corresponding to the actual transaction data underlying each shipment, but this will not be required to be included at the time of invoice transmission.

d.     In the event of any late payment of invoices submitted by Echo. Client shall pay, in addition to the amount(s) due Echo, and without prior notice from Echo, a late payment penalty equal to 1 1/2 % per month based on when the payment is received past the due date. In the event of any action by Echo to collect charges due Echo hereunder, Client shall pay to Echo an amount equal to all costs and reasonable attorneys’ fees incurred by Echo to collect sums due Echo.

3.       Service Levels: Echo agrees to Maintain the following service levels, subject to the Force Majeure clause herein and market conditions beyond the reasonable control of Echo:

a.     Provide load confirmation, rate confirmation, and dispatch confirmation (when requested) for each and every tendered load;

b.     Provide online access to imaged proof of delivery documentation for each load;

c.     Provide 96% coverage of all loads tendered within a reasonable lead time, defined as ensuring the load is picked up at the specified  origin and delivered to the specified destination with Echo’s best efforts to ensure timely compliance and delivery of all specified requirements of the given load.

d.     Provide the services described in Section 1.a. above.

4.       Term and Termination

a.     The term of this Agreement is twenty-four months commencing on the date of signature ( the “Term”).

b.     If either party should become insolvent, be adjudged as bankrupt, or make a general assignment for the benefit of creditors, or if a receiver should be appointed on account of such party’s insolvency, and such receiver is not removed within sixty (60) days, then the other party may, without prejudice to any other right or remedy, immediately terminate this Agreement.

c.     If either party commits a material breach which is not cured within thirty (30) days of written notice of breach, then the other party may, without prejudice to any other right or remedy, immediately terminate this Agreement. Included as a material breach by Echo is a failure to meet savings of at least 6% (after the Echo Retention) against the average amount paid per lane by Client over the twelve months preceding this Agreement, when measured in aggregate across all spending on an equivalent volume basis. Such savings shall be measured on a semi-annual basis, commencing March 1, 2006. If such a failure exists, Client and Echo shall attempt to agree on an Echo remedy for such shortfall, but if none is reached within ten (10) days, then Client shall have the right to terminate after sixty days notice.

5.       Indemnification

a.     Subject to the limitation of liability set forth herein, Client agrees to indemnify, defend and hold harmless Echo, its employees, agents, and contractors from and against any and all claims, losses, demands, damages, liabilities, costs, expenses (including attorneys’ fees), obligations, causes of action or suits for or arising out of (1) injury, including death, to any person, including employees of Client or Echo, or damage to or loss of any property, including Echo’s property, arising out of or resulting from the negligence or willful misconduct of Client, its employees, agents, or subcontractors, and/or (2) Client’s breach of this Agreement. Client shall promptly notify Echo in writing of any matter covered above, and shall do all things required to protect Echo’s interests.

b.     Subject to and limitations of liability act forth herein, Echo agrees to indemnify, defend and hold harmless Client, its employees, agents, and contractors from and against any and all claims, losses, demands, damages, liabilities, costs, expenses (including attorneys’ fees), obligations, causes of action or suits for or arising out of (1) injury, including death, to any person, including employees of Client or Echo, or damage to or loss of any property, including Client’s property, arising out of or resulting from the negligence or willful misconduct of Echo, its employees, agents, or subcontractors, and/or (2) Echo’s breach of this Agreement, including, without limitation, any claims, losses or damages relating to Echo’s use of Optimizer Plus. Echo shall promptly notify Client in writing of any matter covered above, and shall do all things required to protect Client’s interests.

6.       Compliance with Laws

a.     Subject to the limitations set forth in b., c. and d. below, Echo shall, at its sole cost and expense. comply with all laws, regulations and ordinances applicable to its performance of Transportation Services hereunder and shall procure and maintain all such licenses and permits as are required by government authorities with respect to such performance.

b.     Client shall be responsible for (1) properly classifying all Products to be handled by Echo hereunder, and (2) complying with all applicable communications requirements (i.e. package markings, labels, documentation, placards and emergency response information), and all laws, regulations and ordinances related to the form and standards of shipping and packaging materials used hereunder. The requirement set forth in a. above shall not apply to those licenses and permits, if any, that by law or regulation must be the sole responsibility, financial or otherwise, of Client due to the nature of the particular Products or required processes for handling such Products.

c.     Each party shall promptly notify the other of any of the following with is connected with the Transportation Services provided under this Agreement: (1) any indictment, material lawsuit, or administrative or other proceeding issued or instituted by any local, state, or federal governmental entity or agency; or (2) the revocation of any license, permit or other document issued to Echo or Client, as appropriate, by any such entity or agency.

d.     Echo shall not be required to handle, transport, destroy or dispose of any Products deemed to be hazardous material or hazardous waste by Echo and/or any local, state or federal agency, including the selection of any hazardous waste disposal sites, but rather agrees to subcontract for such services on behalf of Client.

e.     To the extent that any of the Transportation Services performed by Echo hereunder may be deemed to be a motor carrier and/or freight forwarder, as those terms are defined in 49 U.S.C. 13102 et seq., this Agreement is and for all purposes shall be construed to be a contract pursuant to 49 U.S.C. 14101. Furthermore, this Agreement shall govern in all respects the business relationship between Echo and Client. Except to the extent prohibited by law, the parties hereto mutually waive any and all remedies otherwise available to either Client or Echo under the provisions of the ICC Termination Act of 1995 (“ICCTA”), namely Part B thereof (Sec. 13101 to 14901, et seq.), including without limitation Sections 13706, 13707, 13708, 13709, 13710, 14704, 14705, and 14706.

7.       Independent Contractor Status/Personnel

a.     Except as otherwise provided for hereunder, Echo has no authority to employ or engage any person or organization as an agent of Client for purposes of providing Transportation Services hereunder, nor shall any person or organization providing services hereunder be deemed to be employed by Client. Echo agrees that it has no right or authority to incur obligations of any kind in the name of or for the account of Client, nor to commit or bind Client to any contract or obligation, except as specifically authorized hereunder. Echo shall have full and complete responsibility for payment to any person or organization providing contract services to Echo, subject to the terms and conditions set forth below.

b.     Echo is and shall be at all times an independent contractor and shall have exclusive control and direction of Echo’s employees engaged in performing Transportation Services for Client.

c.     Employees of each party may be co-located at the offices, plants, warehouses, or other facilities owned or operated by the other party. In the event of such co-location, the appropriate party shall obtain appropriate written agreements from each of its co-located personnel confirming that the other party is not their employer and releasing the other party of all claims to that effect.

d.     Neither party shall be permitted to solicit the employment of the other party’s employees during the term of this Agreement and for a period of twelve (12) months thereafter.

8.       Liability and Limitation of Damages

a.     Subject to the limitations of liability set forth herein, Echo shall only be liable for any loss or damage to Products received by Client hereunder to the extent of its own negligence or willful misconduct. This section shall set forth Client’s exclusive remedy for any claim for loss of or damage to Products.

b.     Notwithstanding paragraph a, above, Echo shall not be liable in any event for: (1) [ILLEGIBLE] or loss of weight of any Products; (2) loss or damage to Products resulting from improper packing, breakage, boxing, crating, wear and tear or inherent qualities of the Products; and/or, (3) loss of Products by leakage or through failure to detect same or for concealed damage.

c.     In the event of any liability of Echo hereunder for loss of or damage to Products, the maximum liability of Echo for such loss shall be the manufacturer’s cost of the Products involved unless Client expressly states an excess valuation, whereupon Client shall pay any additional charges related to such declaration. In any event, Client agrees that Echo’s maximum liability for loss of or damage to Products shall not exceed $ 0.50 per pound, up to a maximum of one hundred thousand dollars per occurrence. Furthermore, neither party shall in any case be liable for any indirect, special, incidental, consequential, punitive and/or other extraordinary damages of any kind resulting from or in any way related to this Agreement, whether based on contract, tort or any other legal theory.

d.     If the parties are not able to agree on the comparable shipping profile referred to in Section 4 herein, then Client’s sole remedy will be to exercise an option of terminating the. Agreement with thirty (30) days written notice therefrom.

9.       Confidentiality and Intellectual Property

a.     Client and Echo acknowledge and agree that during the term of this Agreement Client and Echo may have access to each other’s proprietary or confidential business information. Client and Echo specifically agree to maintain a strict policy of confidentiality and nondisclosure for all business and trade secrets or other confidential or proprietary information of the other party. The parties agree, therefore, to the extent possible, to so designate information it considers proprietary of confidential at the time such information is provided to the other party. Neither party will misuse or appropriate such proprietary or confidential business information. This provision shall survive the termination or expiration of this Agreement for a period of twelve (12) months.

b.     Each party shall exclusively own its own Intellectual Property and neither party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement or the performance of any activities hereunder except as otherwise provided herein. Neither party will take any action or make any claim to any Intellectual property belonging to the other party, whether during the term of this Agreement or thereafter, which is inconsistent with this section. No right or license shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this section.

c.     Without limiting the generality of Section 9(b), Client acknowledges that the technology, software, computer programming, statistical analysis, database, system architecture and design, domain name(s), database maintenance and various systems, procedures, processes, and documentation used to provide the services provided for by Echo in this Agreement (hereinafter referred to as “OptimizerPlus”) have been developed or acquired by Echo and is Confidential Information and Intellectual Property of Echo. Echo represents and warrants that it has all legal rights to use OptimizerPlus as contemplated under this Agreement. The Client specific raw data that is inside OptimizerPlus shall remain the sole property of Client and upon Client’s request, Echo shall transmit that data to Client in a reasonably acceptable format.

d.     Client acknowledges that the various transportation providers utilized by Echo, which were introduced to Client for the first time as a direct result of this Agreement and who have exclusive arrangements with Echo, shall be considered Confidential Information under this Agreement, and Client agrees to not transact business directly with all such transportation providers during the term of this Agreement and for a period of twelve months thereafter.

10.     Insurance. Echo will deliver to Client, certificates of insurance evidencing coverage for errors and omissions with limits of no lees than One Million Dollars ($1,000,000.00); comprehensive general liability, including contractual liability, with limits of no less than One Million Dollars ($1,000,000,00) combined single limit for personal injury and property damage; and comprehensive automobile liability for all owned, non-owned and hired vehicles with bodily injury limits of no less than One Million Dollars, ($1,000,000.00) per person, One Million Dollars ($1.000,000.00) per accident; and property damage limits of no less that One Million Dollars ($1,000,000.00) per accident. The insurance certificates must list Client and its parents, affiliates, employees and assigns as additional insured and must state that Client will be provided at least thirty (30) days advance, written notice of a cancellation or modification of the insurance. The insurance must be primary and not contributory with Client’s insurance.

11.     Governing Law and Dispute Resolution

a.     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to applicable conflicts of laws principles.

b.     Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (1) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (2) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (3) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

c.     If any part of this Agreement is determined to be invalid, illegal, or unenforceable under the laws of Illinois or any federal statute, such determination shall not be deemed to affect the validity, legality, or enforceability of any other part of this Agreement, and the remaining part of this Agreement shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein.

d.     Any dispute under this Agreement shall be resolved solely through binding arbitration to be held in Chicago, Illinois by, and according to the rules of the American Arbitration Association (“AAA”), and all rulings from the AAA shall be conclusive and binding upon both parties in any court of law.

12.     Force Majeure. Neither Client nor Echo shall be liable to the other for default in the performance or discharge of any duty or obligation under this Agreement when caused by acts of God, public enemy, labor disputes and disorders, lockouts, strikes, work stoppages or other difficulties within the work force, fire, floods, windstorms, corruption, earth quakes, tidal waves, tornadoes, hurricanes, civil commotion, closing the public highways, intentional or malicious acts of third persons or any other governmental interference or regulations and other contingencies beyond the reasonable control of the affected party.

13.     Notices provided shall be in writing and sent by certified mail (return receipt requested), overnight mail or facsimile. When time is of the essence, Echo and Client agree that a facsimile transmission of any document shall have the same effect as an original. Notices to Echo will be sent to 600 West Chicago, Suite 830, Chicago, IL. 60610, Attention: General Counsel. Notice to Client will be sent to Client at 201 Broad Street, Stamford, Connecticut 06901, Attention: General Counsel.

14.     Miscellaneous

a.     This Agreement is the complete agreement between the parties and supersedes any prior oral or written agreement concerning the subject matter. It is agreed that there are no oral representations, agreements, or understandings affecting this instrument and that any future representation, agreement, understanding or waiver shall only be binding upon the parties hereto if reduced to writing and attached hereto.

b.     If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in effect.

c.     Neither party hereto may assign or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the prior written consent of the other party, which such consent shall not be unreasonably withheld.

d      Subject to the provisions of this section, this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties.

e.     If an assignment occurs hereunder, the assignment will not relieve the assigning party of its liabilities and obligations under the agreement. This Agreement is binding upon successors and assignees of the parties.

f.      A waiver by either party of any of the terms and conditions of this Agreement in one or more instances will not constitute a permanent waiver of the terms and conditions.

g.     No failure by either party in exercising any right, power or remedy under this Agreement will operate as a waiver of any such right power or remedy.

h      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties. Facsimile signatures shall be considered binding.

The parties acknowledge that they have read this Agreement and understand and agree to be bound by its terms and conditions.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorized representatives.

Cenveo, Inc. (“Client”)		Echo Global Logistics LLC

By:	/s/ Authorized Person	By:	/s/ Orazio Buzza

Its:	Authorized Person	Its:	President

Date:	1/20/06	Date:	1/20/06

AMENDMENT TO TRANSPORTATION MANAGEMENT AGREEMENT

This is an Amendment (“Amendment”) effective July 24, 2007, which amends the Transportation Management Agreement (“Agreement”), dated January 20, 2006, between Cenveo Corporation, a Delaware corporation located at 201 Broad Street, Stamford, Connecticut 06901, and Echo Global Logistics Inc., a Delaware corporation located at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60610.

All terms of the Agreement continue to be in effect, other than those terms specifically changed in this Amendment. The Term of the Agreement shall be extended for an additional twenty-four months past the date of the initial term, so that the new expiration of the Term of the Agreement is January 20, 2010. This Amendment also serves to adjust the Echo Mark-up, to 13.5%, and eliminate the Echo Bonus, which shall become zero.

The Indemnification and Liability and Limitation of Damages provisions of the Agreement shall be amended, and the following language shall govern all issues related to indemnification and limitation of liability:

A.           Echo will defend, indemnify and hold Cenveo harmless from any claims that any services provided by Echo infringe any patent or violate any copyright, provided that Echo is notified promptly by Cenveo of such claim. Echo shall have sole control of the defense with respect to any such claim (including settlement of such claim), unless Echo agrees otherwise.

B.            Apart from any liability under the above Paragraph A of this Amendment, Echo, its affiliates or suppliers liability arising out of the supply of products or the performance of services under the Agreement or any schedule thereto shall not exceed the fees payable for the particular instance of service or particular product out of which a claim for liability arises. Nothing herein shall limit the applicability of available insurance coverage.

C.            IN NO EVENT SHALL ECHO, ITS AFFILIATES OR SUPPLIERS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMANGES OR LOST PROFITS ARISING OUT OF OR RELATING TO THE SERVICES OR PRODUCTS PROVIDED UNDER THIS AGREEMENT OR THE PERFORMANCE, OR BREACH THEREOF, OR OF THE CUSTOMER’S USE OF THE SERVICES, EVEN IF ECHO AND/OR ITS AFFILIATES OR SUPPLIERS, HAVE BEEN OR ARE THEREAFTER ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

No other terms of the Agreement are affected in any way by this Amendment.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorized representatives.

Cenveo, Inc. (“Client”)		Echo Global Logistics Inc.

By:	/s/ Authorized Person	By:	/s/ Authorized Person

Its:	Authorized Person	Its:	Authorized Person

Date:	July 24, 2007	Date:	July 24, 2007